FOR IMMEDIATE RELEASE           CONTACT: Steven White
Monday, January 20, 2003                 CASE "Committee for the Advancement of
                                         Stockholder Equity"
                                        (425) 747-6434


-    BOARD COMPENSATION EXCEEDS ITEX PROFITS

-    CASE CREDITS MANAGEMENT FOR COMPANY RESTRUCTURING

-    BOARD DISCLOSES DISSENTION IN RANKS

            Seattle, Washington, January 20, 2003 -- The Committee for the Advancement of Stockholder Equity ("CASE") commented today on recent disclosures confirming what it believes to be excessive board compensation, and the most recent efforts of the outside directors of Itex Corporation (OTC Bulletin Board:ITEX.OB) to take responsibility for the initiatives and efforts of others. CASE thanks stockholders for their efforts in removing the incumbent directors.

- Outside directors admit to granting themselves compensation of $425,000 and over 1,000,000 shares and options

- Management - not the incumbent board - initiated the restructuring plan, with the assistance of a CASE nominee

- Itex director resigns; another restates resignation; CEO excluded from meeting


TO ALL ITEX STOCKHOLDERS

January 20, 2003

         On behalf of the Committee for the Advancement of Stockholder Equity ("CASE"), we would like to comment on recent developments and remarks made by Jeffrey Elder, Chairman, on behalf of the Board of Itex. We would like to thank those stockholders who have both called to announce their vote for CASE, and have returned their BLUE proxy in favor of the CASE nominees. We are grateful for your growing support and decision that the election of the CASE nominees is in your best interests and the best interests of Itex.

         CASE urges all ITEX stockholders to vote for the CASE nominees by signing, dating and mailing your BLUE proxy card today. Only your latest dated proxy counts - you can vote for the CASE nominees now by returning a BLUE proxy card even if you have previously or inadvertently voted another proxy card. If you have any questions, please call Steven White at (425) 747-6434.

         In addition to mailing your CASE proxy, we are also requesting that each registered holder of Itex shares fax a copy of your signed, BLUE proxy card to Steven White at (425) 641-6162.


         Compensation of the Outside Board Members Exceeds Itex's Profits

         In its filing of additional proxy materials with the Securities and Exchange Commission ("SEC") last week, the outside directors disclosed their compensation to be $282,498 in cash payments, $142,000 in trade dollars, and 1,025,000 shares of stock and stock options. Excluding any value for the shares and options, these total payments of $424,498 exceeded the cumulative profits of Itex for its last three quarters!

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        In his letter to shareholders last week, Jeffrey Elder as board chairman, expressed his concern that CASE might "mislead" shareholders with its assumptions and estimates of director compensation, by erroneously including "trade dollars as cash." In his statements challenging CASE's calculations, Mr. Elder chose to omit the $142,000 in "trade dollars" the outside directors received during their term.

         Itex employees, brokers and customers know that trade dollars are the currency of Itex's business model. WE ASK THAT THE CHAIRMAN CLARIFY WHETHER THE OUTSIDE DIRECTORS ARE NOW SAYING THAT THE TRADE DOLLAR IS WORTH NOTHING!

         Restructuring Efforts Belong to Management

         In our opinion, the Itex board is attempting to take responsibility for the initiatives and efforts of others. The Restructuring Plan for which the incumbent board seeks credit in the Elder letter was, in our opinion, formulated and initiated by Itex's current executive officers and management team with the assistance of a CASE nominee. The Elder letter contains an illustrative chart showing the improvement in Itex's profitability. A significant turnaround in profitability occurred during the second quarter of fiscal 2002 (Q2, beginning 11-1-01).

         There are two significant milestones which the Elder letter fails to mention. In August 2001, Steven White was hired as a consultant by Itex, shortly after the company acquired the assets of Ubarter.com. In November 2001, Lewis Humer assumed the duties of CEO. During August and September 2001, Mr. White, now a CASE nominee, worked with the key members of the Itex management team, including the current Chief Executive Officer, Lewis Humer, and the current Chief Operating Officer, Mel Kerr, to formulate a restructuring plan for Itex. The time spent with management by Mr. White included all-day meetings on August 9, August 10 and September 16, in Sacramento. This plan included specific recommendations for reducing costs and expenses, eliminating unprofitable operations, as well as executing the business plan and reviewing executive roles.

         The Elder letter highlights October 2001 as the beginning of the Restructuring Plan. In early October 2001, the plan developed by management (with the assistance of Mr. White) was presented to the Board of Directors for approval. If the board deserves any credit, it is for not obstructing the efforts of management and consulting team. According to Itex's own annual report on Form 10-KSB, filed on November 13, 2001, Itex disclosed that:

         "[o]n November 6, 2001, the Company announced a major restructuring of its corporate operations, with Lewis Humer, the Company's Chief Operating Officer, assuming total responsibility for day-to-day operations and corporate restructuring..."

         We are pleased to be able to confirm that, if the CASE nominees are elected, both Lewis Humer, CEO, and Mel Kerr, COO, would continue to serve under their employment agreements. We believe that these executives look forward to utilizing the talent, experience and the spirit of teamwork that the CASE nominees bring to the board. IN OUR OPINION, THE OUTSIDE BOARD IS IRRELEVANT TO THE RESTRUCTURING PROCESS, AND ITS COMPENSATION AN IMPEDIMENT TO ITEX.

         Fracturing Board of Directors

         We observed two filings on Form 8-K last week, in which two directors of Itex published reasons for their resignations. The most recent filing on Form 8-K references the formation by the outside directors of a "Proxy Contest Committee." Two directors were excluded from the deliberations of this Committee, including the current CEO, Lewis Humer. Itex stated the reason for Mr. Humer's exclusion from the corporate proceedings was that he had "consented to be named as a nominee on CASE's slate of directors and joined in filing a
Schedule 13D with the other members of CASE."

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         Take the Most Important Step!

         The outside directors have conceded to several of the CASE initiatives: by amending offensive bylaw provisions, by filing previously undisclosed executive employment contracts, by revealing the previously undisclosed number of board committee meetings, by revealing the previously undisclosed identity of recipients of outside director consulting contracts, and by revealing previously undisclosed director compensation. However, Mr. Elder has not revealed either the reason for or the terms of his personal consulting agreement with Itex.

         With respect to the "new director compensation policy" announced by the board last week, we remind stockholders that the constraints of the compensation policy under which the current board was elected, as stated in ITEX's 2001 proxy materials, were grossly exceeded as evidenced by the board's own published admissions. Why should the outside directors be trusted to sustain overnight policy changes?

         Once again, the incumbent board is trying to take credit for the initiatives of others and is working hard to get in front of the parade. WE URGE STOCKHOLDERS TO NOW TAKE THE MOST IMPORTANT STEP AND REMOVE THE INCUMBENT DIRECTORS BY VOTING FOR THE CASE NOMINEES.

ADDITIONAL IMPORTANT INFORMATION

            On January 7, 2003, CASE filed a definitive proxy statement with the Securities and Exchange Commission relating to the Annual Meeting of ITEX. The members of CASE urge you to read their definitive proxy statement because it contains important information. You may obtain a copy of the definitive proxy statement, together with any supplements and other soliciting materials for free on the SEC's web site: http://www.sec.gov, or by fax or email by contacting Steven White at (425) 747-6434 or steven@morsebest.com.

         CASE urges all ITEX stockholders to vote for the CASE nominees by signing, dating and mailing your BLUE proxy card today. Only your latest dated proxy counts - you can vote for the CASE nominees now by returning a BLUE proxy card even if you have previously or inadvertently voted another proxy card. If you have any questions, please call Steven White at (425) 747-6434. In addition to mailing your CASE proxy, we are also requesting that each registered holder of Itex shares also fax a copy of your signed BLUE proxy card to Steven White at
(425) 641-6162.

Thank you for your support!



                         The Committee for the Advancement of Stockholder Equity


                         Steven White
                         Eric Best
                         John Wade
                         Alan Zimmelman

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